Elicio Therapeutics Announces Positive Recommendation by IDMC to Continue ELI-002 7P Randomized Phase 2 Study in Pancreatic Cancer Without Modifications to Final Analysis

- *The AMPLIFY-7P study of ELI-002 7P successfully passes event-driven interim analysis for efficacy, futility, and safety by the IDMC*
- *The Company views the IDMC's positive recommendation as an indication that ELI-002 7P has shown preliminary signals of efficacy*
- *Final disease-free survival analysis is anticipated to occur in Q4 2025*
- *Elicio previously reached alignment with the FDA on key elements of the planned pivotal Phase 3 study design*
- *The Company's current cash runway extends into Q1 2026, past the anticipated final DFS analysis*

BOSTON, August 5, 2025 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, "Elicio" or the "Company"), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced that following the Independent Data Monitoring Committee's ("IDMC") pre-specified interim review of the unblinded safety and efficacy data in the Company's Phase 2 AMPLIFY-7P study in mutant KRAS ("mKRAS")-driven pancreatic ductal adenocarcinoma ("PDAC"), the IDMC recommended that the trial continue to the final analysis without modifications. In addition, the IDMC confirmed the favorable safety profile of ELI-002 7P to date.

"We are encouraged by the IDMC's recommendation to support the continuation of the AMPLIFY-7P trial as planned, as we believe it indicates that ELI-002 7P has shown preliminary signals of efficacy. We look forward to the final disease-free survival ("DFS") analysis anticipated to occur in the fourth quarter of 2025 and continue to believe that ELI-002 7P has the potential, based on the compelling data generated to date, to offer a new solution to patients facing PDAC in the adjuvant setting," said Robert Connelly, Chief Executive Officer of Elicio. "Importantly, we previously reached alignment with the U.S. Food and Drug Administration ("FDA") on the key elements of the planned pivotal Phase 3 study design, and, upon final DFS analysis, plan to request an End-of-Phase 2 meeting with the FDA to finalize the regulatory strategy for the ELI-002 Phase 3 study."

The AMPLIFY-7P trial is a 2:1 randomized, open-label, multicenter clinical trial that enrolled 144 patients at 24 U.S. sites to evaluate the effectiveness and safety of ELI-002 7P monotherapy compared to standard of care ("SOC") (observation) to improve DFS in patients with PDAC in the adjuvant setting post local therapy, following surgery, chemotherapy, with or without radiation. Currently, the SOC in this setting is to conduct serial imaging scans to monitor closely for cancer progression. ELI-002 7P treatment consists of six doses, followed by an observation period of eight weeks, and followed with four additional booster doses.

PDAC is an aggressive cancer with a five-year survival rate of 13% and is projected to become the second leading cause of cancer death in the U.S. by 2030. ELI-002 7P is an investigational, off-the-shelf, immunotherapy vaccine administered by subcutaneous injection targeting seven KRAS mutations in 88% of PDAC patients and 25% of all solid tumors.

The Company remains blinded to the trial clinical efficacy outcomes.

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies for the treatment of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer vaccine space to develop effective, off-the-shelf vaccines. Elicio's Amphiphile ("AMP") technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional vaccination strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio's ELI-002 lead program is an off-the-shelf vaccine candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Off-the-shelf vaccine approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized vaccines approaches. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer ("CRC") in Phase 1 studies. The updated AMPLIFY-201 Phase 1 data for PDAC and CRC was presented at the ESMO Immuno-Oncology Congress 2024 and included a 16.3-month median recurrence-free survival and 28.9-month median overall survival for the full study population. In the future, Elicio plans to expand ELI-002 to other indications including mKRAS positive lung cancer and other mKRAS positive cancers. Elicio's pipeline includes additional off-the-shelf therapeutic cancer vaccines candidates, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com.

About ELI-002

Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer vaccine that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an oS-the-shelf subcutaneous administration. ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may eSiciently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships. The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the suSiciency of

Elicio’s existing cash and cash equivalents to support operations into the first quarter of 2026, beyond the anticipated AMPLIFY-7P Phase 2 final DFS analysis expected in the fourth quarter of 2025; Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials; the timing of the expected final DFS analysis of the Phase 2 AMPLIFY-7P clinical trial anticipated in the fourth quarter of 2025; the potential eSicacy of Elicio’s product candidates, including ELI-002 7P; the potential of Elicio’s product candidates, including ELI-002, to oSer a new solution to patients facing PDAC in the adjuvant setting; Elicio’s plan to request an End-of-Phase 2 meeting with the FDA to finalize the regulatory strategy for the ELI-002 Phase 3 study and the potential outcome of such meeting, if granted; the potential for future expansion of ELI-002 to other indications, including in combination regimens for PDAC and colorectal cancer; the potential benefits and eSectiveness of oS-the-shelf vaccine approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed and actual results may diSer materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may diSer materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its anticipated cash runway, and ability to obtain the funding necessary to advance the development of ELI-002 and any other future product candidates, and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the final DFS analysis from the Phase 2 AMPLIFY-7P trial expected in the fourth quarter of 2025; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to diSer materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC filed with the SEC on May 13, 2025, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com